EXHIBIT 99.1
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                               NEWS RELEASE

                                 LANDAUER

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                          LANDAUER, INC. REPORTS
             FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS

                      Revenue and Earnings Driven by
                Continued Execution of Strategic Priorities


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com
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GLENWOOD, ILL.--DECEMBER 1, 2009--LANDAUER, INC. (NYSE: LDR), a recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2009.


FISCAL 2009 HIGHLIGHTS

..     Revenue grew 4 percent to a record of $93.8 million on continued
      strong demand for InLight products, increased international sales and strong domestic badge revenues.

..     Gross profit grew 3 percent to $63.1 million on increased sales and revenue mix.

..     Effective tax rate declined to 32 percent due primarily to changes in
      Illinois state tax law and tax benefit of funding frozen pension plan.

..     Net income rose 2 percent to $23.4 million, or $2.49 per diluted share, including the after-tax effect of charges of $1.8 million, or $0.19 per diluted share.

..     Cash flow provided by operating activities declined $4.4 million to
      $30.2 million due to $6.4 million in excess contributions to fund the Company's frozen pension plan.

..     Increased dividend to $2.15 per share for fiscal 2010.

..     On November 9, 2009, announced the completion of the acquisition of
      Global Physics Solutions, Inc. as a platform to expand into the medical physics services market.







                                  -more-


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       Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
                 Telephone: 708.755.7000  landauerinc.com


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                                                            LANDAUER, INC.
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"We are pleased with our financial results for 2009.   Despite a difficult
global economic environment, our performance was driven by the successful execution on our strategic plan and the stability and strength of our business model," stated Bill Saxelby, President and CEO of Landauer. "We attribute our results to our continued execution on our long-term strategic priorities to optimize the core business, drive competitive growth and pursue strategic expansion. The continued acceptance of our InLight suite of products, success of our international expansion initiative and adoption of our offerings in the medical, nuclear and military markets affirm the long-term growth prospects for our core personal and environmental radiation monitoring business. We have also made significant progress in our systems initiative to replace the Company's information technology systems that support customer relationship management and the order-to-cash cycle, delivering successfully on several important milestones during the past year."

Saxelby continued, "The results for this year demonstrate the balanced approach we are taking in the pursuit of new growth opportunities and managing resources to ensure progress against all of our strategic priorities. Our recent acquisitions of Global Physics Solutions, Inc. and Gammadata Matteknik AB are examples of our dedication to pursue new growth opportunities. These high quality companies complement Landauer's competencies and the financial characteristics of our core business, while providing entrance into new market segments or geographies."


BALANCED PERFORMANCE FUELS REVENUE GROWTH

Revenues for fiscal 2009 were $93.8 million, a 4 percent increase compared with the $90.0 million reported for fiscal 2008. Domestic revenue increased 5 percent, or $3.0 million, on InLight product demand and growth in domestic badge revenue. Organic international revenue growth of approximately 16 percent was offset by the impact of the strengthening of the dollar against most foreign currencies, which reduced revenue by approximately $2.7 million in the fiscal year, resulting in a reported increase of 4 percent or, $0.8 million.

Cost of sales increased 6 percent for the fiscal year due to increased cost of materials to support growth in InLight product sales. Gross margin declined to 67.2 percent from 67.9 percent in the year ago period due to revenue mix. Selling, general and administrative expenses for fiscal 2009 increased 5 percent, or $1.3 million. Factors contributing to the increase included increased incentive compensation costs and higher salary and benefits related to staff additions, increased professional fees related primarily to international patent and trademark activities, and increased expense spending for the Company's information systems initiative.

On February 5, 2009, the Board of Directors approved changes to the Company's retirement benefit plans to transition from a defined benefit philosophy for retirement benefits to a defined contribution approach. The Company anticipates that the redesign of its retirement plans will result in future cost savings while offering market based retirement benefits to its employees. As a result of the changes, the Company recognized $2.2 million ($1.5 million after-tax) of non-recurring pension curtailment and transition costs during fiscal 2009. In addition, the Company initiated a management reorganization plan to strengthen selected roles in the organization. As a result, the Company recognized $0.4 million ($0.3 million after-tax) of reorganization charges during fiscal 2009.

The effective tax rate for fiscal 2009 decreased to 32% compared with 36% for fiscal 2008. The reduction is due primarily to a change in the state tax rate driven by changes in the Illinois state tax law, favorable resolution of open tax positions, and the tax benefit of funding the frozen pension plan.

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                                                            LANDAUER, INC.
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Net income for the fiscal year ended September 30, 2009 was $23.4 million, an increase of 2 percent compared with $23.0 million for fiscal 2008. This resulted in diluted earnings per share for the current year of $2.49 compared with $2.47 reported a year ago. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for fiscal 2009 was $25.1 million, or $2.68 per diluted share.


FOURTH QUARTER PERFORMANCE

For the quarter ended September 30, 2009, revenues increased 2 percent to $23.0 million compared with $22.5 million a year ago. The gross margin was 68 percent, unchanged from the fourth fiscal quarter of 2008. Selling, general and administrative expenses for the quarter increased 12 percent to $8.1 million. The increase was driven by $0.3 million of incremental professional fees related primarily to international patent and trademark activities, and $0.3 million increased expense spending for the Company's information systems initiative. Net income for the latest quarter was $5.3 million compared with $5.5 million in fiscal 2008. Earnings per diluted share for the quarter were $0.56 and $0.59 in fiscal 2009 and 2008, respectively.


SOLID FINANCIAL POSITION

Landauer ended the year with total assets of $125.2 million, cash of $36.5 million and working capital of $31.7 million. At September 30, 2009, Landauer continued to be debt free. Cash provided by operating activities was $30.2 million, including approximately $6.4 million of incremental contributions to fund the Company's frozen pension plan. On November 9, 2009, the Company announced the acquisitions of Global Physics Solutions, Inc. for $22 million in cash and Gammadata Matteknik AB for $6.7 million in cash. The Company borrowed $18 million in connection with the acquisitions.


2010 OUTLOOK

Landauer's business plan for fiscal 2010 anticipates currently aggregate revenue growth for the year to be in the range of 25 to 30 percent, with the recently completed acquisitions contributing 20 to 23 percent of the growth. The business plan anticipates expense spending of $2.5 to $3.5 million to support the successful completion of the Company's systems initiative and the related post implementation support. The Company anticipates a net income increase in the range of 4 to 8 percent, excluding the impact of transaction related fees in fiscal 2010 and the fiscal 2009 after tax impact of pension curtailment and management reorganization charges of $1.8 million.


CONFERENCE CALL DETAILS

Landauer has scheduled its fourth quarter and year-end conference call for investors over the Internet on Tuesday, December 1, 2009 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-9205 about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325, passcode 4186707#, which will be available until January 3, 2010. The replay of the call will remain available on Landauer's website for 90 days.



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                                                            LANDAUER, INC.
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ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and diagnostic physics services and educational services to the medical physics community.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "2010 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2008, and other reports filed by the company from time to time with the Securities and Exchange Commission.



                          FINANCIAL TABLES FOLLOW








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                                                            LANDAUER, INC.
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              FOURTH QUARTER FISCAL 2009 FINANCIAL HIGHLIGHTS

         (unaudited, amounts in thousands, except per share data)


                              Three months ended    Twelve months ended
                                 September 30,         September 30,
                              -------------------   -------------------
                                2009       2008       2009       2008
                              --------   --------   --------   --------

Net revenues . . . . . . . .  $ 22,967   $ 22,500   $ 93,827   $ 89,954

Costs and expenses:
    Cost of sales. . . . . .     7,373      7,269     30,766     28,914
    Selling, general
      and administrative . .     8,098      7,259     27,891     26,589
    Net defined benefit
      plan curtailment
      loss and transition
      costs. . . . . . . . .        --         --      2,236         --
    Impairment and
      accelerated depre-
      ciation charges. . . .        --         --         --        376
    Reorganization
      charges. . . . . . . .       (73)        --        416         --
                              --------   --------   --------   --------
                                15,398     14,528     61,309     55,879

Operating income . . . . . .     7,569      7,972     32,518     34,075

Other income, net. . . . . .       471        438      2,199      2,356
                              --------   --------   --------   --------
Income before income taxes
  and minority interest. . .     8,040      8,410     34,717     36,431
Income taxes . . . . . . . .     2,718      2,859     11,071     13,118
                              --------   --------   --------   --------
Income before minority
  interest . . . . . . . . .     5,322      5,551     23,646     23,313
Minority interest. . . . . .        72         67        280        330
                              --------   --------   --------   --------
Net income . . . . . . . . .  $  5,250   $  5,484   $ 23,366   $ 22,983
                              ========   ========   ========   ========

Net income per common share:
    Basic. . . . . . . . . .  $   0.56   $   0.59   $   2.51   $   2.49
                              ========   ========   ========   ========
    Weighted average
      shares outstanding . .     9,318      9,281      9,293      9,237
                              ========   ========   ========   ========


    Diluted. . . . . . . . .  $   0.56   $   0.59   $   2.49   $   2.47
                              ========   ========   ========   ========
    Weighted average
      shares outstanding . .     9,393      9,342      9,366      9,302
                              ========   ========   ========   ========








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                                                            LANDAUER, INC.
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                    SUMMARY CONSOLIDATED BALANCE SHEETS

                     (unaudited, amounts in thousands)


                                             September 30, September 30,
                                                 2009          2008
                                             ------------  ------------

ASSETS
Current Assets:
    Cash and cash equivalents. . . . . . . .     $ 36,493      $ 33,938
    Receivables, net of reserves . . . . . .       20,663        19,738
    Other current assets . . . . . . . . . .       11,381        15,053
                                                 --------      --------
Total current assets . . . . . . . . . . . .       68,537        68,729

Net property, plant and equipment. . . . . .       26,151        20,185
Equity in joint venture. . . . . . . . . . .        7,421         5,796
Goodwill and other intangible assets,
  net of amortization. . . . . . . . . . . .       17,380        18,102
Other operating assets, net of
  amortization . . . . . . . . . . . . . . .        4,583         4,454
Other assets . . . . . . . . . . . . . . . .        1,133         1,424
                                                 --------      --------
TOTAL ASSETS . . . . . . . . . . . . . . . .     $125,205      $118,690
                                                 ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable . . . . . . . . . . . .     $  5,193      $    981
    Dividends payable. . . . . . . . . . . .        4,996         4,686
    Deferred contract revenue. . . . . . . .       15,632        15,626
    Other current liabilities. . . . . . . .       11,054        12,931
                                                 --------      --------
Total current liabilities. . . . . . . . . .       36,875        34,224

Non-current Liabilities:
    Pension and postretirement obligations .        8,238         8,609
    Deferred income taxes. . . . . . . . . .        4,608         4,622
    Other non-current liabilities. . . . . .        1,030           935
                                                 --------      --------
Total non-current liabilities. . . . . . . .       13,876        14,166

Minority interest in subsidiary. . . . . . .          693           545

Stockholders' equity . . . . . . . . . . . .       73,761        69,755
                                                 --------      --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . . . . . . .     $125,205      $118,690
                                                 ========      ========














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